UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

NetSolve, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger discussed below, NetSolve will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement (when available) and other documents filed by NetSolve with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the proxy statement (when available) and other documents filed by NetSolve with the Securities and Exchange Commission may also be obtained from NetSolve by directing a request to Investor Relations, NetSolve, Incorporated, 9500 Amberglen Boulevard, Austin, Texas 78729 (Telephone: (512) 340-3224).

NetSolve and its directors and its executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from NetSolve’ stockholders in favor of the proposed merger. Information regarding the identity of these persons is set forth in a Schedule 14A filed by NetSolve with the Securities and Exchange Commission on June 15, 2004 relating to NetSolve’s 2004 annual meeting of stockholders and a Form 10-K filed by NetSolve with the Securities Exchange Commission on June 9, 2004, both of which are available free of charge from the Securities and Exchange Commission or from NetSolve, as indicated above. Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by NetSolve with the Securities and Exchange Commission, which will be available free of charge from the Securities and Exchange Commission or from NetSolve as indicated above.

Voicemail Communicated by David Hood, Netsolve’s President and Chief Executive Officer, to NetSolve Employees on September 9, 2004

Hello NetSolve Team, this is Dave Hood, and I want to share with you a very important announcement.

We announced this afternoon at 3:00 PM Central Time that we have reached an agreement with Cisco to acquire NetSolve.

Each of you should be very proud of the service you provide and the market you’ve created for remote management of IT infrastructure as well as the value you have helped achieve for our stockholders with this transaction. Together, Cisco and NetSolve can offer a range of data, IP Communications and security solutions for our customers and partners. This is a formidable portfolio for addressing the next-generation of converged communications. Bringing our companies together will enable us to offer – and develop – a range of converged solutions and services that will help our partners and our customers significantly improve their businesses. This is a fantastic service to offer, and it’s a service customers increasingly demand.

This is an exciting time for both companies. Cisco is the global leader in infrastructure, security and IPC solutions, and its capabilities are an ideal fit with ours. Working with Cisco, we’ll have strong new opportunities to grow our business worldwide.

For more information, you are invited to an all-employee meeting. These meetings are scheduled to begin at 3:00 PM this afternoon in the Lavaca and San Jacinto conference rooms. I will be joined by our own leadership team and important guests from Cisco. We’ll have an opportunity to hear from Wim Elfrink, Senior Vice President of Customer Advocacy, and Ned Hooper, Director, Corporate Business Development. We’ll fill you in on the details we know, and answer your questions.

Today you will also have an opportunity to hear from Wim directly. This message will provide a quick snapshot of Cisco, and why the company made the decision to purchase NetSolve.

In the meantime, please note that in order to complete the proposed acquisition, NetSolve will need to obtain stockholder approval and in the coming weeks will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. I urge each of you to read the proxy statement and any other relevant documents filed with the Securities and Exchange Commission when they become available because they will contain important information, including information regarding the interests of officers and directors of NetSolve. These documents will be available for free at the Securities and Exchange Commission’s web site at sec.gov or by contacting Melissa Mines in our Investor Relations group.

I look forward to seeing you in the meeting this afternoon.

Thank you.